Exhibit 10.9

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

DASEKE, INC.
(Non-Employee Director Award)

This NON-QUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”), is made as of the [          ] day of [          ], 2017 between Daseke, Inc. (the “Company”), and [         ] (the “Participant”), and is made pursuant to the terms of the Company’s  2017 Omnibus Incentive Plan (the “Plan”).  Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1.              Nonqualified Stock Option.  Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Participant, as of the Grant Date, a non-qualified stock option (the “Option”) to purchase from the Company [ # ] Shares (such Shares are referred to as the “Option Shares”) at an Exercise Price per Share of [$XX.xx], subject to such vesting, transfer and other restrictions and conditions as set forth in this Agreement (the “Award”). For purposes of this Agreement, the “Grant Date” shall be [            , 201X].

Section 2.              Vesting Requirements.

(a)           Generally. Except as otherwise provided herein, the Option shall vest and become exercisable with respect to the number of Option Shares subject to the Award on the “Vesting Date” determined in accordance with the following schedule, subject to the Participant’s continuous service as a member of the Board (“Service”) from the Grant Date through the Vesting Date.

Vesting Date	Vesting Percentage
1st anniversary of Grant Date	20%
2nd anniversary of Grant Date	20%
3rd anniversary of Grant Date	20%
4th anniversary of Grant Date	20%
5th anniversary of Grant Date	20%

(b)           Change in Control.  Notwithstanding Section 2(a) hereof, upon the occurrence of a Change in Control, 100% of any then unvested Option Shares granted hereunder shall immediately become fully vested and non-forfeitable, provided that the Participant remains in continuous Service from the Grant Date through the occurrence of the Change in Control, except to the extent that a Replacement Award (as such award is defined and determined under Section 13 of the Plan) is provided to the Participant to replace or adjust this outstanding Award.

(c)           Involuntary Termination of Service due to Death or Disability. Notwithstanding Section 2(a) hereof, in the event of the Participant’s termination of Service prior to the Vesting Date by the Company and its Affiliates due to the Participant’s death or Disability, any then unvested Option Shares shall immediately become vested and non-forfeitable on a pro rata basis based on the number of full months completed in the period beginning on the anniversary of the Grant Date immediately preceding the date of termination (“Termination Date”) and ending on the Termination Date divided by twelve.

(d)           Other Terminations of Service.  Upon the occurrence of a termination of the Participant’s Service for any reason other than as contemplated by Section 2(c) hereof, all outstanding and unvested Option Shares shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.  Notwithstanding anything to the contrary herein, upon a termination of the Participant’s Service for Cause, all Option Shares, whether vested or unvested, shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.

Section 3.              Option Exercise.  Subject to this Award Agreement and the Plan, on and after a Vesting Date, the Option may be exercised in whole or in part with respect to the number of Option Shares which have become vested pursuant to Section 2 above by filing a written notice with the Committee in accordance with rules and procedures established by the Committee; provided, however, that in no event will the Option (or any portion thereof) be exercisable after the Expiration Date of the Option.  Any such notice shall specify the number of Option Shares which the Participant elects to purchase and shall be accompanied by payment of the Exercise Price for such Option Shares indicated by the Participant’s election (except as otherwise provided by the Committee in connection with a broker-assisted cashless exercise program).  Subject to applicable law and as approved by the Committee, the Exercise Price shall be payable (a) in cash, or its equivalent, (b) through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Exercise Price, (c) the Company’s withholding of Shares otherwise issuable upon exercise of an Option pursuant to a “net exercise” arrangement, (d) by a combination of the foregoing, or (e) by such other methods as may be approved by the Committee.

Section 4.              Certificates: Cash in Lieu of Fractional Shares.  Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. In lieu of issuing a fraction of a Share pursuant to the Plan or this Agreement, the Company may pay to the Participant an amount equal to the Fair Market Value of such fractional share.

Section 5.              Restrictions on Transfer.  No Award (nor any interest therein) may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.  Notwithstanding the foregoing, at the discretion of the Committee, the Award may be transferred by the Participant solely to the Participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including, but not limited to, trusts for such persons.

Section 6.              Expiration Date.  The Expiration Date of the Option shall occur on the earliest to occur of the following: (a) the ten-year anniversary of the Grant Date, (b) if the Participant’s Termination Date occurs for Cause, the Termination Date, or (c) if the Participant’s Termination Date occurs for any reason other than Cause, the three month anniversary of the Termination Date.

Section 7.              Adjustments.  The Award granted hereunder shall be subject to the adjustment as provided in Section 4(b) of the Plan.

Section 8.              No Right of Continued Service.  Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service.

Section 9.              No Rights as a Stockholder; Dividends.  The Participant shall not have any privileges of a stockholder of the Company with respect to any Shares issuable upon exercise of the Option, including without limitation any right to vote any Shares underlying such Option or to receive dividends or other distributions in respect thereof, unless and until Shares underlying the Option are delivered to the Participant.

Section 10.            Clawback.  The Award will be subject to recoupment in accordance with any existing clawback policy or clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.  In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of Cause.  The implementation of any clawback policy will not be deemed a triggering event for purposes of any definition of “constructive termination.”

Section 11.            Amendment and Termination.  Subject to the terms of the Plan, any amendment to this Agreement shall be in writing and signed by the parties hereto.  Notwithstanding the immediately-preceding sentence, subject to the terms of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement and/or the Award; provided that, subject to the terms of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially impair the rights of the Participant or any holder or beneficiary of the Award shall not be effective without the written consent of the Participant, holder or beneficiary.

Section 12.            Securities Law Requirements.  Notwithstanding any other provision of this Agreement, the Company shall have no liability to make any distribution of Shares under this Agreement unless such delivery or distribution would comply with all applicable laws.  In particular, no Shares will be delivered to a Participant unless, at the time of delivery, the shares qualify for exemption from, or are registered pursuant to, applicable federal and state securities laws.

Section 13.            Construction.  The Award granted hereunder is granted by the Company pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan.  The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference.  In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.  The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.

Section 14.            Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

Section 15.            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 16.            Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 17.            Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

DASEKE, INC.

By:

Name:

Title:

PARTICIPANT

Participant’s Signature	Date

Name:

Address: